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                                                     San Gabriel Valley RCBO
                                                     1000 Lakes Drive, Suite 250
                                                     West Covina, CA 91790

[LETTERHEAD] WELLS FARGO

                                December 22, 2000

John Santos, Chief Financial Officer
Staar Surgical Company
1911 Walker Avenue
Monrovia, CA 91016

Dear Mr. Santos:

     This letter amendment (this "Amendment") is to confirm the changes agreed upon between Wells Fargo Bank, National Association ("Bank") and Staar Surgical Company ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of October 31, 2000, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

     1. Paragraphs V.10 and V.16 are hereby deleted in their entirety, and the following substituted therefor:

          "10. Liquidity. Maintain unencumbered liquid assets (defined as cash,
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     cash equivalents and/or publicly traded/quoted marketable securities acceptable to Bank) with banks and/or brokers within the U.S. having an aggregate fair market value not at any time less than Two Million Five Hundred Thousand Dollars ($2,500,000.00).

          16. Loans, Advances, Investments. Not make any loans or advances to or
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     investments in any person or entity, except any of the foregoing disclosed by Borrower to, and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower, and additional intercompany loans or advances to STAAR Surgical AG, a wholly-owned subsidiary of Borrower ("Swiss Sub"), in amounts not to exceed an aggregate of U.S.$8,500,000.00 outstanding at any one time (whether such loans or advances are evidenced in a written document or instrument, by internal bookkeeping entry, or otherwise, and including without limitation amounts owed by Swiss Sub to Borrower for product sold from time to time by Borrower to Swiss Sub).

     2. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.




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Staar Surgical Company
December 18, 2000
Page 2

     3. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

     Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.

                                                     Sincerely,

                                                     WELLS FARGO BANK,
                                                     NATIONAL ASSOCIATION


                                                     By: /s/ Nancy Martorano
                                                         -----------------------
                                                         Nancy Martorano
                                                         Vice President

Acknowledged and accepted as of                      :
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STAAR SURGICAL COMPANY


By:
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   John Santos
   Chief Financial Officer